CERTIFICATE OF AMENDMENT OF CERTIFICATE
OF INCORPORATION BEFORE PAYMENT OF
ANY PART OF THE CAPITAL

OF

TP&A PLASTICS CORPORATION

                    TP&A Plastics Corporation (hereinafter called the “corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

          1. The name of the corporation is TP&A Plastics Corporation.

          2. The corporation has not received any payment for any of its stock.

          3. The certificate of incorporation of the corporation is hereby amended by striking out Article I thereof and by substituting in lieu of said Article the following new Article:

The name of the corporation (which is hereinafter referred to as the “Corporation”) is:

          COVALENCE SPECIALTY MATERIALS CORPORATION

          4. The amendment of the certificate of incorporation of the corporation herein certified was duly adopted, pursuant to the provisions of Section 241 of the General Corporation Law of the State of Delaware, by the sole incorporator, no directors having been named in the certificate of incorporation and no directors having been elected.

Executed on this 24th day of January, 2006.

/s/ Jonathan H. Gordon
Jonathan H. Gordon Incorporator